The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to Completion, Pricing Supplement dated October 29, 2003

PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                  Dated             , 2003
                                                                 Rule 424(b)(3)

                                    $
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                                ---------------
                   % Exchangeable Notes due December 30, 2010
                   Exchangeable for Shares of Common Stock of
                            EXXON MOBIL CORPORATION

Beginning December 30, 2003, you will be able to exchange your notes for a number of shares of Exxon Mobil common stock, subject to our right to call all
of the notes on or after November     , 2004.

o    The principal amount and issue price of each note is $1,000.

o    We will pay interest at the rate of     % per year on the $1,000 principal
     amount of each note. Interest will be paid semi-annually on each June 30 and December 30, beginning December 30, 2003.

o    Beginning December 30, 2003, you will have the right to exchange each note
     for          shares of Exxon Mobil common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain corporate events relating to Exxon Mobil. If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o    We have the right to call all of the notes on or after November     ,
     2004. If we call the notes on any day from and including November     ,
     2004 to and including the maturity date, we will pay to you the call price
     of $1,000, provided that if the market value of          shares of Exxon
     Mobil common stock on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you shares of Exxon Mobil common stock per note, or the cash value of those shares determined on the fifth scheduled trading day prior to the call date specified by us. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Exxon Mobil common stock rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date; provided that if the product of the exchange ratio and the market price of Exxon Mobil common stock on December 22, 2010 is equal to or greater than $1,000, then your right to exchange the notes for Exxon Mobil common stock will be automatically exercised. You will not be entitled to receive any accrued but unpaid interest on the notes upon the automatic exercise of your exchange right.

o Exxon Mobil Corporation is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o We will apply to list the notes to trade under the proposed symbol "EXT.a" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-7.

                                ---------------
                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                                ---------------

                                     Price to        Agent's        Proceeds to
                                      Public       Commissions        Company
                                    ----------     -----------      -----------
Per Note...........................     %               %                %
Total..............................     $               $                $

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,000        We, Morgan Stanley, are offering our     %
                              Exchangeable Notes due December 30, 2010, which you may exchange for shares of common stock of Exxon Mobil Corporation beginning on December 30,
                              2003. The principal amount and issue price of each note is $1,000. We refer to Exxon Mobil
                              Corporation as Exxon Mobil, and we refer to the common stock of Exxon Mobil as Exxon Mobil Stock.
                              If you hold the notes to maturity, which is December 30, 2010, we will pay $1,000 per note to you, except that if the value of the Exxon Mobil
                              Stock underlying each note exceeds $1,000, we will deliver those shares, or the cash value of those shares, to you. Please review carefully the section of this pricing supplement called
                              "Description of Notes-Automatic Exercise of
                              Exchange Right at Maturity" below.

     % interest on the        We will pay interest on the notes, at the rate of
principal amount                  % per year on the $1,000 principal amount of
                              each note, semi-annually on each June 30 and December 30, beginning December 30, 2003.

You may exchange each         Beginning December 30, 2003, you may exchange
note for          shares      each note for a number of shares of Exxon Mobil
of Exxon Mobil Stock          Stock equal to the exchange ratio. The exchange
                              ratio is          shares of Exxon Mobil Stock per
                              note, subject to adjustment for certain corporate events relating to Exxon Mobil.

                              When you exchange your notes, our affiliate
                              Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Exxon Mobil Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                              You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of Exxon Mobil Stock, or, at our subsequent election, the cash value of those shares, rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you   We will pay to you, at our option, on the third
cash or Exxon Mobil Stock     business day after you fulfill all the conditions
if you elect to exchange      of your exchange, either:
your notes
                              o    shares of Exxon Mobil Stock, or

                              o    the cash value of such shares.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

On or after November     ,    We may call the notes for settlement on any day
2004, we may call the notes   from and including November     , 2004 to and
for stock or cash, depending  including the maturity date, which we refer to as
on the price of Exxon Mobil   the call date. If we call the notes, you will not
Stock                         receive any accrued but unpaid interest on the
                              call date.

                              On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Exxon Mobil Stock underlying the notes. That value is referred to as parity.

                              If parity is less than the call price of $1,000, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of Exxon Mobil Stock at the exchange ratio, or, at our subsequent election, the cash value of those shares determined by the Calculation Agent on the fifth scheduled trading day prior to the call date. In that case, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                              If we notify you that we are calling the notes for Exxon Mobil Stock, or, at our subsequent election, the cash value of those shares, the price of Exxon Mobil Stock may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the Exxon Mobil Stock, or cash, as applicable, that you receive on the call date for each note may be less than the call price of $1,000.

The exchange right will be    If you hold the notes to maturity, we will pay
automatically exercised       $1,000 per note to you on the maturity date;
at maturity                   provided that if parity on December 22, 2010 is
                              equal to or greater than $1,000, then your right to exchange the notes for Exxon Mobil Stock will be automatically exercised, and you will receive for each of your notes on the maturity date a number of shares of Exxon Mobil Stock equal to the exchange ratio, or, at our election, the cash value of those shares, rather than $1,000 in cash. We will not pay any accrued but unpaid interest upon an automatic exchange of the notes.

The notes may become          Following certain corporate events relating to
exchangeable into the common  Exxon Mobil Stock, such as a stock-for-stock
stock of companies other      merger where Exxon Mobil is not the surviving
than Exxon Mobil              entity, you will be entitled to receive the
                              common stock of a successor corporation to Exxon
                              Mobil upon an exchange or our call of the notes for shares of Exxon Mobil Stock. Following certain other corporate events relating to Exxon
                              Mobil Stock, such as a merger event where holders of Exxon Mobil Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Exxon
                              Mobil Stock, you will be entitled to receive the common stock of three companies in the same industry group as Exxon Mobil in lieu of, or in addition to, Exxon Mobil Stock, upon an exchange or our call of the notes for shares of Exxon
                              Mobil Stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution
                              Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Exxon Mobil Stock is          The last reported sale price of Exxon Mobil Stock
currently $                   on the New York Stock Exchange, Inc. on the date
per share                     of this pricing supplement was $        . You can
                              review the historical prices of Exxon Mobil Stock in the section of this pricing supplement called
                              "Description of Notes--Historical Information."

Tax treatment                 The notes will be treated as "contingent payment
                              debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation" and the section called "United
                              States Federal Taxation--Notes--Optionally
                              Exchangeable Notes" in the accompanying
                              prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act
Calculation Agent             as calculation agent for JPMorgan Chase Bank, the
                              trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Exxon Mobil
                              Stock or the amount of cash that you receive if you exercise your exchange right, if your exchange right is automatically exercised, or if we call the notes. As calculation agent, MS & Co.
                              will also adjust the exchange ratio for certain corporate events that could affect the price of Exxon Mobil Stock and that we describe in the section of this pricing supplement called
                              "Description of Notes--Antidilution Adjustments."

No affiliation with           Exxon Mobil is not an affiliate of ours and is
Exxon Mobil                   not involved with this offering in any way. The
                              notes are obligations of Morgan Stanley and not of Exxon Mobil.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than   These notes pay interest at the rate of     % of
interest on ordinary notes    the principal amount per year. This interest rate
                              is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes, the notes are automatically exchanged, or we call the notes, you will not receive any accrued but unpaid interest.

Secondary trading             There may be little or no secondary market for
may be limited                the notes. Although we will apply to list the
                              notes on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of notes may     Several factors, many of which are beyond our
be influenced by many         control, will influence the value of the notes,
unpredictable factors         including:

                              o    the market price of Exxon Mobil Stock

                              o the volatility (frequency and magnitude of changes in price) of Exxon Mobil Stock

                              o    geopolitical conditions and economic,
                                   financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Exxon Mobil Stock

                              o    interest and yield rates in the market

                              o    the dividend rate on Exxon Mobil Stock

                              o    the time remaining until (1) you can
                                   exchange your notes for Exxon Mobil Stock,
                                   (2) we can call the notes (which can be on
                                   or after November     , 2004) and (3) the
                                   notes mature

                              o    our creditworthiness

                              o the occurrence of certain events affecting Exxon Mobil that may or may not require an adjustment to the exchange ratio

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Exxon Mobil Stock is at, below or not sufficiently above the price of Exxon Mobil Stock at pricing.

                              You cannot predict the future performance of Exxon Mobil Stock based on its historical performance.

Following our notice of a     If we notify you that we are calling the notes
call of the notes, the price  for Exxon Mobil Stock, or, at our subsequent
of Exxon Mobil Stock may      election, the cash value of those shares, the
decline prior to the call     price of Exxon Mobil Stock may be lower on the
date                          call date, or the date that we value the shares
                              for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the Exxon Mobil
                              Stock, or cash, as applicable,
                              that you receive on the call date for each note may be less than the call price of $1,000.

Morgan Stanley is not         Exxon Mobil is not an affiliate of ours and is
affiliated with Exxon Mobil   not involved with this offering in any way.
                              Consequently, we have no ability to control the actions of Exxon Mobil, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio.
                              Exxon Mobil has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Exxon Mobil.

Morgan Stanley may engage     We or our affiliates may presently or from time
in business with or           to time engage in business with Exxon Mobil
involving Exxon Mobil         without regard to your interests, including
without regard to your        extending loans to, or making equity investments
interests                     in, Exxon Mobil or providing advisory services to
                              Exxon Mobil, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Exxon Mobil. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Exxon Mobil. These research reports may or may not recommend that investors buy or hold Exxon Mobil Stock.

You have no shareholder       Investing in the notes is not equivalent to
rights                        investing in Exxon Mobil Stock. As an investor in
                              the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Exxon Mobil
                              Stock.

The notes may become          Following certain corporate events relating to
exchangeable into the         Exxon Mobil Stock, such as a merger event where
common stock of companies     holders of Exxon Mobil Stock would receive all or
other than Exxon Mobil        a substantial portion of their consideration in
                              cash or a significant cash dividend or
                              distribution of property with respect to Exxon
                              Mobil Stock, you will be entitled to receive the common stock of three companies in the same industry group as Exxon Mobil in lieu of, or in addition to, Exxon Mobil Stock, upon an exchange or our call of the notes for shares of Exxon
                              Mobil Stock. Following certain other corporate events, such as a stock-for-stock merger where
                              Exxon Mobil is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to Exxon Mobil upon an exchange or our call of the notes for shares of Exxon Mobil Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments." The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    exchange ratio for certain events affecting Exxon
not cover every corporate     Mobil Stock, such as stock splits and stock
event that can affect Exxon   dividends, and certain other corporate actions
Mobil Stock                   involving Exxon Mobil, such as mergers. However,
                              the calculation agent will not make an adjustment for every corporate event or every distribution that can affect the price of Exxon Mobil Stock.
                              For example, the calculation agent is not required to make any adjustments if Exxon Mobil or anyone else makes a partial tender offer or a partial exchange offer for Exxon Mobil Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent      affiliate, the economic interests of the
and its affiliates may        calculation agent and its affiliates may be
influence determinations      adverse to your interests as an investor in the
                              notes. MS& Co. will calculate how many shares of Exxon Mobil Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes. See the sections of this pricing supplement called "Description of
                              Notes--Antidilution Adjustments."

Hedging and trading activity We expect that MS & Co. and other affiliates will by the calculation agent and carry out hedging activities related to the
its affiliates could          notes, including trading in Exxon Mobil Stock as
potentially affect the        well as in other instruments related to Exxon
value of the notes            Mobil Stock. MS & Co. and some of our other
                              subsidiaries also trade Exxon Mobil Stock and other financial instruments related to Exxon
                              Mobil Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the notes for initial sale to the public could potentially affect the price of Exxon Mobil Stock and, accordingly, potentially increase the price at which Exxon
                              Mobil Stock must trade before the Exxon Mobil
                              Stock for which you may exchange each note will be worth as much as or more than the principal amount of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Exxon
                              Mobil Stock and, accordingly, the value of the Exxon Mobil Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

The notes will be treated as  You should also consider the tax consequences of
contingent payment debt       investing in the notes. The notes will be treated
instruments for U.S. federal  as "contingent payment debt instruments" for U.S.
income tax purposes           federal income tax purposes, as described in the
                              section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the section called "United States Federal
                              Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000
principal amount of our     % Exchangeable Notes due December 30, 2010
(Exchangeable for Shares of Common Stock of Exxon Mobil Corporation). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.......  $

Maturity Date....................  December 30, 2010

Specified Currency...............  U.S. dollars

Issue Price......................  100%

Interest Rate....................      % per annum

Interest Payment Dates...........  Each June 30 and December 30, beginning
                                   December 30, 2003

Original Issue Date
(Settlement Date)................  November   , 2003

CUSIP............................  617446JP5

Minimum Denominations............  $1,000

Distribution at Maturity.........  On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your exchange right has not been exercised (whether by a holder or upon automatic exercise). See "--Automatic Exercise of Exchange Right at Maturity" below.

Exchange Right...................  On any Exchange Date, you will be entitled, upon your

                                   o  completion and delivery to us and the
                                      Calculation Agent through your
                                      participant at the Depositary, which we
                                      refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and

                                   o  instruction to your broker or the
                                      participant through which you own your
                                      interest in the Notes to transfer your
                                      book entry interest in the Notes to the
                                      Trustee on our behalf on or before the
                                      Exchange Settlement Date (as defined
                                      below),

                                   to exchange each Note for a number of shares of Exxon Mobil Stock at the Exchange Ratio. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below.

                                   Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Exxon Mobil Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                   Upon any such exchange, we may, at our sole option, either deliver such shares of Exxon Mobil Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price (as defined below) of Exxon Mobil Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Exxon Mobil Stock. See "--Market Price."

                                   We will, or will cause the Calculation Agent to, deliver such shares of Exxon Mobil Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                   Since the Notes will be held only in book entry form, you may exercise your exchange right by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange.................  If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided, that you may exchange any number of Notes if you are exchanging all of your Notes.

Automatic Exercise of
Exchange Right at Maturity.......  Notwithstanding the procedures described under "--Exchange Right" above, if (i)
                                   Parity on December 22, 2010 is equal to or greater than $1,000 and (ii) the Notes have not been called on or prior to December 22, 2010, your Exchange Right will be automatically exercised whether or not you have delivered an Official Notice of Exchange in respect of your Notes; provided, that if a Market

                                   Disruption Event occurs on December 22,
                                   2010, Parity will be determined and, if
                                   applicable, your Exchange Right will be
                                   automatically exercised on the immediately succeeding Trading Day; provided further, that if a Market Disruption Event occurs on each scheduled Trading Day through and including the second scheduled Trading Day prior to the Maturity Date, Parity will be determined and, if applicable, your Exchange Right will be automatically exercised on such second scheduled Trading Day prior to the Maturity Date notwithstanding the occurrence of a Market Disruption Event on such day. In such event, the Market Price used by the Calculation Agent to calculate Parity will be determined as provided under "--Market Price" below.

                                   Upon automatic exercise of the Exchange
                                   Right, the Trustee will deliver shares of Exxon Mobil Stock, or the cash value of those shares, to holders on the Maturity Date.

Record Date......................  The Record Date for each Interest Payment
                                   Date will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares ............  If upon any exchange or call of the Notes we deliver shares of Exxon Mobil Stock, we will pay cash in lieu of delivering any fractional share of Exxon Mobil Stock in an amount equal to the corresponding fractional Market Price of Exxon Mobil Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio...................          , subject to adjustment for certain
                                   corporate events relating to Exxon Mobil.
                                   See "--Antidilution Adjustments" below.

Exchange Date....................  Any Trading Day on which you have duly completed and delivered to us and the
                                   Calculation Agent, as described under
                                   "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if delivered after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning December 30, 2003 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right .......  On or after November     , 2004 to and
                                   including the Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Exxon Mobil Stock at the Exchange Ratio, or, at our subsequent election, the cash value of such shares of Exxon Mobil Stock determined by the Calculation Agent based on the Market Price of Exxon Mobil Stock on the fifth scheduled
                                   Trading Day prior to the Call Date; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan
                                   Stanley Notice Date, as determined by the Calculation Agent, is less than the Call
                                   Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right
                                   (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price of $1,000 per
                                   Note), the Exxon Mobil Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Exxon Mobil Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                   Except in the case of a call for the cash
                                   Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Morgan Stanley Notice Date.......  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date........................  The scheduled Trading Day on or after
                                   November     , 2004 or the Maturity Date
                                   (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Exxon Mobil Stock, or, at our subsequent election, the cash value of those shares, or cash equal to the Call Price of $1,000 per Note to you for mandatory exchange.

Parity...........................  With respect to any Trading Day, an amount equal to the Exchange Ratio times the Market
                                   Price of Exxon Mobil Stock (and any other
                                   Exchange Property) on such Trading Day.

Call Price.......................  $1,000 per Note

Market Price.....................  If Exxon Mobil Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Exxon Mobil Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Exxon Mobil Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Exxon Mobil Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Exxon Mobil Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day......................  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note................  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated Note.  Senior

Trustee..........................  JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes................  MS & Co.

Calculation Agent................  MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments.........  The Exchange Ratio will be adjusted as follows:

                                   1. If Exxon Mobil Stock is subject to a
                                   stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Exxon Mobil Stock.

                                   2. If Exxon Mobil Stock is subject (i) to a stock dividend (issuance of additional shares of Exxon Mobil Stock) that is given ratably to all holders of shares of Exxon Mobil Stock or (ii) to a distribution of Exxon Mobil Stock as a result of the triggering of any provision of the corporate charter of Exxon Mobil, then once the dividend has become effective and Exxon Mobil Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Exxon Mobil Stock and (ii) the prior Exchange Ratio.

                                   3. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to Exxon Mobil Stock other than distributions described in paragraph 2 and clauses (i),
                                   (iv) and (v) of the first sentence of
                                   paragraph 4 and Extraordinary Dividends.
                                   "Extraordinary Dividend" means each of (a) the full amount per share of Exxon Mobil Stock of any cash dividend or special dividend or distribution that is identified by Exxon Mobil as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Exxon Mobil as an extraordinary or special dividend or distribution) distributed per share of Exxon Mobil Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Exxon Mobil Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Market Price of Exxon Mobil Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Exxon Mobil Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Market Price, the "Base Market Price") and (c) the full cash value of any non-cash dividend or distribution per share of Exxon Mobil Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Exxon Mobil Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Exxon Mobil Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Market Price, and the denominator of which is the amount by which the Base Market Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Market Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Exxon Mobil Stock described in clause (i),
                                   (iv) or (v) of the first sentence of
                                   paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                   4. Any of the following shall constitute a Reorganization Event: (i) Exxon Mobil Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Exxon Mobil, (ii) Exxon Mobil has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Exxon Mobil completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Exxon Mobil is liquidated, (v) Exxon Mobil issues to all of its shareholders equity securities of an issuer other than Exxon Mobil (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) Exxon Mobil Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Exxon Mobil Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of Exxon Mobil Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                      (1) if Exxon Mobil Stock continues to be outstanding, Exxon Mobil Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (3)(a) below); and

                                      (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Exxon Mobil Stock where Exxon Mobil is not the surviving entity, the number of shares of the New Stock received with respect to one share of Exxon Mobil Stock multiplied by the Exchange Ratio for Exxon Mobil Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (3)(a) below); and

                                      (3) for any cash and any other property
                                      or securities other than Marketable
                                      Securities received in such
                                      Reorganization Event (the "Non-Stock
                                      Exchange Property"),

                                         (a) if the combined value of the
                                         amount of Non-Stock Exchange Property
                                         received per share of Exxon Mobil
                                         Stock, as determined by the
                                         Calculation Agent in its sole
                                         discretion on the effective date of
                                         such Reorganization Event (the
                                         "Non-Stock Exchange Property Value"),
                                         by holders of Exxon Mobil Stock is
                                         less than 25% of the Market Price of
                                         Exxon Mobil Stock on the Trading Day
                                         immediately prior to the effective
                                         date of such Reorganization Event, a
                                         number of shares of Exxon Mobil Stock,
                                         if applicable, and of any New Stock
                                         received in connection with such
                                         Reorganization Event, if applicable,
                                         in proportion to the relative Market
                                         Prices of Exxon Mobil Stock and any
                                         such New Stock, and with an aggregate
                                         value equal to the Non-Stock Exchange
                                         Property Value based on such Market
                                         Prices, in each case as determined by
                                         the Calculation Agent in its sole
                                         discretion on the effective date of
                                         such Reorganization Event; and the
                                         number of such shares of Exxon Mobil
                                         Stock or any New Stock determined in
                                         accordance with this clause (3)(a)
                                         will be added at the time of such
                                         adjustment to the Exchange Ratio in
                                         subparagraph (1) above and/or the New
                                         Stock Exchange Ratio in subparagraph
                                         (2) above, as applicable, or

                                         (b) if the Non-Stock Exchange Property
                                         Value is equal to or exceeds 25% of
                                         the Market Price of Exxon Mobil Stock
                                         on the Trading Day immediately prior
                                         to the effective date relating to such
                                         Reorganization Event or, if Exxon
                                         Mobil Stock is surrendered exclusively
                                         for Non-Stock Exchange Property (in
                                         each case, a "Reference Basket
                                         Event"), an initially equal-dollar
                                         weighted basket of three Reference
                                         Basket Stocks (as defined below) with
                                         an aggregate value on the effective
                                         date of such Reorganization Event
                                         equal to the Non-Stock Exchange
                                         Property Value. The "Reference Basket
                                         Stocks" will be the three stocks with
                                         the largest market capitalization
                                         among the stocks that then comprise
                                         the S&P 500 Index (or, if publication
                                         of such index is discontinued, any
                                         successor or substitute index selected
                                         by
                                         the Calculation Agent in its sole
                                         discretion) with the same primary
                                         Standard Industrial Classification
                                         Code ("SIC Code") as Exxon Mobil;
                                         provided, however, that a Reference
                                         Basket Stock will not include any
                                         stock that is subject to a trading
                                         restriction under the trading
                                         restriction policies of Morgan Stanley
                                         or any of its affiliates that would
                                         materially limit the ability of Morgan
                                         Stanley or any of its affiliates to
                                         hedge the Notes with respect to such
                                         stock (a "Hedging Restriction");
                                         provided further that if three
                                         Reference Basket Stocks cannot be
                                         identified from the S&P 500 Index by
                                         primary SIC Code for which a Hedging
                                         Restriction does not exist, the
                                         remaining Reference Basket Stock(s)
                                         will be selected by the Calculation
                                         Agent from the largest market
                                         capitalization stock(s) within the
                                         same Division and Major Group
                                         classification (as defined by the
                                         Office of Management and Budget) as
                                         the primary SIC Code for Exxon Mobil.
                                         Each Reference Basket Stock will be
                                         assigned a Basket Stock Exchange Ratio
                                         equal to the number of shares of such
                                         Reference Basket Stock with a Market
                                         Price on the effective date of such
                                         Reorganization Event equal to the
                                         product of (a) the Non-Stock Exchange
                                         Property Value, (b) the Exchange Ratio
                                         in effect for Exxon Mobil Stock on the
                                         Trading Day immediately prior to the
                                         effective date of such Reorganization
                                         Event and (c) 0.3333333.

                                   Following the allocation of any
                                   Extraordinary Dividend to Reference Basket
                                   Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                      (i)   if applicable, the Market Price of
                                            Exxon Mobil Stock times the Exchange
                                            Ratio then in effect; and

                                      (ii)  if applicable, for each New Stock,
                                            the Market Price of such New Stock
                                            times the New Stock Exchange Ratio
                                            then in effect for such New Stock;
                                            and

                                      (iii) if applicable, for each Reference
                                            Basket Stock, the Market Price of
                                            such Reference Basket Stock times
                                            the Basket Stock Exchange Ratio then
                                            in effect for such Reference Basket
                                            Stock.

                                   In each case, the applicable Exchange Ratio
                                   (including for this purpose, any New Stock
                                   Exchange Ratio or Basket Stock Exchange
                                   Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                   5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Exxon Mobil

                                   Stock, including, without limitation, a
                                   partial tender or exchange offer for Exxon
                                   Mobil Stock.

                                                  *    *    *

                                   For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   Following the occurrence of any
                                   Reorganization Event referred to in
                                   paragraphs 3 or 4 above, (i) references to "Exxon Mobil Stock" under "--No Fractional Shares," "--Market Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Exxon Mobil Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of Exxon Mobil Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                                   No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio and of any related
                                   determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                   If you exercise your Exchange Right and we elect to deliver Exxon Mobil Stock or if we call the Notes for Exxon Mobil Stock, the Calculation Agent will continue to make such adjustments until the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event..........  "Market Disruption Event" means, with respect to Exxon Mobil Stock:

                                      (i) a suspension, absence or material
                                      limitation of trading of Exxon Mobil
                                      Stock on the primary market for Exxon
                                      Mobil Stock for more than two hours of
                                      trading or during the one-half hour
                                      period preceding the close of the
                                      principal trading session in such market;
                                      or a breakdown or failure in the price
                                      and trade reporting systems of the
                                      primary market for Exxon Mobil Stock as a result of which the reported trading prices for Exxon Mobil Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Exxon Mobil Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Exxon Mobil Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Exxon Mobil Stock and
                                   (5) a suspension, absence or material
                                   limitation of trading on the primary
                                   securities market on which options contracts related to Exxon Mobil Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default...  In case an event of default with respect to the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Market Price of Exxon Mobil Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price of $1,000 per Note and shall not include any accrued and unpaid interest. See "--Call Price" above.

Exxon Mobil Stock;
Public Information...............  Exxon Mobil Corporation is a petroleum refining company that explores for,
                                   produces, transports and sells crude oil and natural gas, manufactures, transports and sells petroleum products, manufactures and markets basic petrochemicals, explores for, mines and sells coal, copper, and other minerals, and has interests in electric power generation facilities. Exxon Mobil Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Exxon Mobil pursuant to the Exchange Act can be located by reference to Commission file number 1-2256. In addition, information regarding Exxon Mobil may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the Notes offered hereby and does not relate to Exxon Mobil Stock or other securities of Exxon Mobil. We have derived all disclosures contained in this pricing supplement regarding Exxon Mobil from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Exxon Mobil. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Exxon Mobil is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Exxon Mobil Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Exxon Mobil could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Exxon Mobil Stock.

                                   We and/or our affiliates may presently or from time to time engage in business with Exxon Mobil, including extending loans to, or making equity investments in, Exxon Mobil or providing advisory services to Exxon Mobil, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Exxon Mobil, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Exxon Mobil, and the reports may or may not recommend that investors buy or hold Exxon Mobil Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Exxon Mobil as in your judgment is appropriate to make an informed decision with respect to an investment in Exxon Mobil Stock.

Historical Information...........  The following table sets forth the published high and low Market Prices of Exxon Mobil
                                   Stock during 2000, 2001, 2002 and during
                                   2003 through October 29, 2003. The Market
                                   Price of Exxon Mobil Stock on October 29,
                                   2003 was $37.81. We obtained the Market
                                   Prices and other information listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Exxon Mobil Stock as an indication of future performance. We cannot give any assurance that the price of Exxon Mobil Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                        Exxon Mobil Stock       High       Low     Dividends
                                        -----------------       ----       ---     ---------
                                   (CUSIP 30231G102)
                                   2000
                                   First Quarter.............$  42.78   $  35.53   $  0.22
                                   Second Quarter............   42.19      37.75      0.22
                                   Third Quarter.............   44.82      37.69      0.22
                                   Fourth Quarter ...........   47.22      42.06      0.22
                                   2001
                                   First Quarter.............   44.56      38.45      0.22
                                   Second Quarter............   45.78      38.95      0.22
                                   Third Quarter.............   43.85      35.83      0.24
                                   Fourth Quarter............   42.29      36.44      0.23
                                   2002
                                   First Quarter.............   44.00      37.95      0.23
                                   Second Quarter............   44.38      38.96      0.23
                                   Third Quarter.............   40.65      30.27      0.23
                                   Fourth Quarter............   36.30      32.65      0.23
                                   2003
                                   First Quarter.............   36.38      31.82      0.23
                                   Second Quarter............   38.31      34.33      0.25
                                   Third Quarter.............   38.47      34.92      0.25
                                   Fourth Quarter (through
                                    October 29, 2003)........   38.91      37.35

                                   Historical prices of Exxon Mobil Stock have been adjusted for a 2-for-1 stock split, which became effective in the third quarter of 2001.

                                   We make no representation as to the amount of dividends, if any, that Exxon Mobil will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Exxon Mobil Stock.

Use of Proceeds and Hedging......  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in Exxon Mobil Stock, in options contracts on Exxon Mobil Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of Exxon Mobil Stock and, therefore, the price at which Exxon Mobil Stock must trade before you would receive an amount of Exxon Mobil Stock worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Exxon Mobil Stock, options contracts on Exxon Mobil Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

                                   We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Exxon Mobil Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
Concerning Plan of Distribution..  Under the terms and subject to conditions contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of Notes set
                                   forth on the cover of this pricing
                                   supplement. The Agent proposes initially to
                                   offer the Notes directly to the public at
                                   the public offering price set forth on the
                                   cover page of this pricing supplement plus
                                   accrued interest, if any, from the Original
                                   Issue Date. The Agent may allow a concession
                                   not in excess of     % of the principal
                                   amount of the Notes to other dealers, which
                                   may include Morgan Stanley & Co.
                                   International Limited and Bank Morgan
                                   Stanley AG. We expect to deliver the Notes
                                   against payment therefor in New York, New
                                   York on                 , 2003. After the
                                   initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Exxon Mobil Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Exxon Mobil Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it
                                   (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The Notes may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension Plans
and Insurance Companies..........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                   In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Exxon Mobil Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation.........................  The following summary is based on the opinion of Davis Polk & Wardwell, our
                                   special tax counsel, and is a general
                                   discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                   o  certain financial institutions;
                                   o  tax-exempt organizations;
                                   o dealers and certain traders in securities or foreign currencies;
                                   o  investors holding a Note as part of a
                                      hedging transaction, straddle, conversion
                                      or other integrated transaction;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                   o  partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                   o  Non-U.S. Holders for whom income or gain
                                      in respect of a Note is effectively
                                      connected with a trade or business in the United States;
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States; and
                                   o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Notes or more than 5% of Exxon Mobil Stock.

                                   If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o  a citizen or resident of the United
                                      States;
                                   o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                                   o  an estate or trust the income of which is
                                      subject to U.S. federal income taxation
                                      regardless of its source.

                                   The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Optionally
                                   Exchangeable Notes" in the accompanying
                                   prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity of the Notes will generally be treated as ordinary income. Further, U.S. Holders will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                   The rate of accrual of OID on the Notes is
                                   the yield at which we would issue a fixed
                                   rate debt instrument with terms similar to
                                   those of the Notes or the applicable federal
                                   rate, whichever is greater (our "comparable
                                   yield"), and is determined at the time of
                                   the issuance of the Notes. We have
                                   determined that the "comparable yield" is an
                                   annual rate of     % compounded
                                   semi-annually. Based on our determination of
                                   the comparable yield, the "projected payment
                                   schedule" for a Note (assuming an issue
                                   price of $1,000) consists of the semi-annual
                                   coupons and an additional amount equal to
                                   $         due at maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to a Note during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                   TOTAL OID
                                                                       OID         DEEMED TO
                                                                    DEEMED TO    HAVE ACCRUED
                                                                     ACCRUE      FROM ORIGINAL
                                                                     DURING     ISSUE DATE (PER
                                                                     ACCRUAL    NOTE) AS OF END
                                                                   PERIOD (PER     OF ACCRUAL
                                         ACCRUAL PERIOD               NOTE)          PERIOD
                                         --------------            -----------  ---------------
                                   Original Issue Date through
                                     December 31, 2003...........
                                   January 1, 2004 through
                                     December 31, 2004...........
                                   January 1, 2005 through
                                     December 31, 2005...........
                                   January 1, 2006 through
                                     December 31, 2006...........
                                   January 1, 2007 through
                                     December 31, 2007...........
                                   January 1, 2008 through
                                     December 31, 2008...........
                                   January 1, 2009 through
                                     December 31, 2009...........
                                   January 1, 2010 through
                                     December 30, 2010...........

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o a nonresident alien individual;
                                   o a foreign corporation; or
                                   o a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                   o  such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more
                                      of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                   o  the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                                   o  Exxon Mobil Stock will continue to be
                                      regularly traded on an established
                                      securities market or Exxon Mobil will not have been a United States real property holding corporation during the applicable period (both as defined in the applicable Treasury regulations).

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of
                                   Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                   Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                   o  subject to U.S. federal withholding tax
                                      without regard to the W-8BEN
                                      certification requirement described
                                      above, not taking into account an
                                      elimination of such U.S. federal
                                      withholding tax due to the application of an income tax treaty; or

                                   o  effectively connected to the conduct by
                                      the holder of a trade or business in the United States.

                                   Information Reporting and Backup
                                   Withholding. Information returns may be
                                   filed with the U.S. Internal Revenue Service
                                   (the "IRS") in connection with the
                                   semi-annual payments on a Note as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                         Dated: [On or after December 30, 2003]

Morgan Stanley                           Morgan Stanley & Co. Incorporated, as
1585 Broadway                              Calculation Agent
New York, New York 10036                 1585 Broadway
                                         New York, New York 10036
                                         Fax No.: (212) 761-0674
                                         (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior
Fixed Rate Notes,     % Exchangeable Notes due December 30, 2010 (Exchangeable
for Shares of Common Stock of Exxon Mobil Corporation) of Morgan Stanley (CUSIP No. 617446JP5) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after December 30, 2003 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to December 30, 2010, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as
described in Pricing Supplement No. 13 dated November     , 2003 (the "Pricing
Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Exxon Mobil Corporation or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                           Very truly yours,


                                           -------------------------------------
                                           [Name of Holder]

                                           By:
                                              ----------------------------------
                                              [Title]

                                           -------------------------------------
                                           [Fax No.]

                                           $
                                            ------------------------------------
Receipt of the above Official              Principal Amount of Notes to be
Notice of Exchange is hereby acknowledged  surrendered for exchange

MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   --------------------------------------------
   Title:

Date and time of acknowledgment
                               -------------------------

Accrued interest, if any, due upon surrender of the Notes for exchange: $
                                                                         -------